UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2011

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19975 Victor Parkway, Livonia, MI	48152
(Address of Principal Executive Offices)	(Zip Code)

(734) 591-3000

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01.	Entry into a Material Definitive Agreement.

On July 6, 2011, Valassis Communications, Inc. (the “Company”) entered into a forward-starting amortizing interest rate swap agreement with The Royal Bank of Scotland plc (“RBS”), with an initial notional amount of $186,250,000. The Company entered into the swap agreement to fix the interest rate for a portion of its variable rate debt under its senior secured credit facility effective June 30, 2012, which is the expiration date of the Company’s existing interest rate swap agreement. The initial notional amount of $186,250,000 amortizes quarterly by (i) $2,812,500 from the effective date through the quarter ended September 30, 2013, (ii) $5,625,000 from September 30, 2013 through the quarter ended September 30, 2014, and (iii) $8,437,500 from September 30, 2014 until the termination date of the agreement. The swap agreement terminates on June 30, 2015.

Under the swap agreement, the Company is required to make payments at a fixed interest rate of 1.8695% per annum to the counterparty on an amortizing notional amount in exchange for receiving variable payments based on the three-month LIBOR interest rate for the same notional amount. After giving effect to the swap agreement, the Company’s effective interest rate for the notional amount, based on the current applicable margin under the credit agreement of 1.75% per annum, will be 3.6195% per annum.

RBS, the counterparty to the swap agreement, is a lender under the Company’s senior secured credit facility and is an affiliate of RBS Securities Inc., which serves as Joint Bookrunner and Joint Lead Arranger under the Company’s senior secured credit facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

	By:	/s/ Todd Wiseley
Date: July 12, 2011	Name:	Todd Wiseley
	Title:	General Counsel and Senior Vice President, Administration